Exhibit 99.1

For Immediate Release

Monday, July 1, 2019

Contact: Ryan Hornaday, EVP/CFO

rhornaday@emmis.com

Emmis Announces Agreement to Form New Public Company with Standard General

Newly formed Mediaco Holding to purchase New York’s WBLS and HOT 97 from Emmis

Indianapolis...Emmis Communications Corporation (Nasdaq: EMMS) today announced that it has signed an agreement to form a new public company, Mediaco Holding, with New York investment firm Standard General.  Mediaco Holding will purchase from Emmis two of its New York radio properties, WBLS-FM and WQHT-FM (HOT 97).  Closing of the transaction is subject to FCC approval and other customary closing conditions, and is expected to occur later this year.

As a result of the transaction, Emmis will receive $91.5 million in cash, a $5 million note receivable, and 23.72% of the common equity of Mediaco.  Emmis will distribute this common equity of Mediaco pro rata to its shareholders in a taxable dividend.  Mediaco will be a public company expected to be listed on NASDAQ, and Emmis will remain a separate public company, as well.

Emmis will remain active in the management of WBLS and HOT 97 and provide certain corporate services to Mediaco pursuant to a management agreement between the parties.  Jeff Smulyan will be the Chief Executive Officer of Mediaco and will continue to serve as Chairman and Chief Executive Officer of Emmis, which will remain a public company.  Standard General will appoint a majority of the board of directors of Mediaco and Soohyung Kim, Chief Executive Officer, Managing Partner and Chief Investment Officer of Standard General L.P., will be Chairman of Mediaco.

“This is a landmark day in the forty year history of Emmis,” said Jeff Smulyan. “We look forward to continuing to manage two of the world’s most iconic radio brands in HOT 97 and WBLS and employ our award-winning New York team as we partner with Soo Kim and Standard General to form a new public company to invest in media opportunities. The transaction provides Emmis significant capital to aggressively pursue new business opportunities that align with our entrepreneurial spirit and management skills.  We are also excited to work with Soo and Standard General to grow Mediaco Holding.  We have already been evaluating great investment opportunities and I’m incredibly excited about the future. Today is a great day for the future of Emmis.”

“Our team is excited about partnering with Jeff and the Emmis management team in forming Mediaco Holding,” said Soo Kim. “We’re thrilled to acquire two of New York’s legendary radio brands in HOT 97 and WBLS and work with Emmis to build on each brand’s success.  These stations will form the foundation for a new public company that will invest in media assets and build on our successful track record of media investments.”

No personnel changes are planned.  All New York employees will continue to be Emmis employees with Emmis benefits as part of an Employee Leasing Agreement with Mediaco.

After this transaction and the previously announced sale of our partnership interest in Austin, Emmis will operate New York’s WLIB and WEPN (through an LMA with ESPN Radio), four radio stations in Indianapolis, Indianapolis Monthly, and Digonex, a dynamic pricing company.  Emmis also owns its headquarters at 40 Monument Circle, Indianapolis, and a valuable tower site in Whitestown, Indiana.

Moelis & Company acted as an advisor in this transaction, and Taft Stettinius & Hollister LLP served as legal counsel to Emmis.  Morgan, Lewis & Bockius LLP served as legal counsel to Standard General.

About Emmis Communications

Emmis Communications Corporation (Nasdaq: EMMS) currently owns 11 FM and 3 AM radio stations in New York, Austin (Emmis has a 50.1% controlling interest in Emmis’ 6 radio stations located there) and Indianapolis. Emmis also owns Indianapolis Monthly magazine and a controlling interest in Digonex, which provides dynamic pricing solutions across multiple industries.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement.

Such factors include, among others:

• general economic and business conditions;

• fluctuations in the demand for advertising and demand for different types of advertising media;

• our ability to service our outstanding debt;

• competition from new or different media and technologies;

• loss of key personnel;

• increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

• our ability to attract and secure programming, on-air talent, writers and photographers;

• inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

• increases in the costs of programming, including on-air talent;

• fluctuations in the market price of publicly traded or other securities;

• new or changing regulations of the Federal Communications Commission or other governmental agencies;

• enforcement of rules and regulations of governmental and other entities to which the Company is subject;

• changes in radio audience measurement methodologies;

• war, terrorist acts or political instability; and

• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.